AGENT AGREEMENT

     This AGENT Agreement (this “Agreement”) is entered into as of January 17, 2002, by and between MoreDirect, Inc., a Florida corporation (the “Company”), and AlphaNet Solutions, Inc., a New Jersey corporation (the “AGENT”).

RECITALS

     The Company operates an internet-based, business-to-business electronic market place which enables information technology buyers to efficiently source, evaluate, purchase and track a wide variety of computer hardware, software and related technology products (the “Products”) from the manufacturers of leading technology wholesale distributors. The Company desires to engage the AGENT as a non-exclusive AGENT to assist in the promotion and sale of Products to prospective customers, and the AGENT has agreed to serve as a AGENT of the Company, on the terms and subject to the conditions set forth in this Agreement.

TERMS OF AGREEMENT

      NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Appointment as AGENT. The Company hereby agrees to engage the AGENT to serve as its non-exclusive AGENT to promote and solicit orders for Products on behalf of the Company, and the AGENT hereby agrees to accept such engagement and perform such services, on the terms and subject to the conditions set forth in this Agreement.

2.	Term. The initial term of this Agreement (the “Initial Term”) shall commence on the date set forth above (the “Commencement Date”) and shall expire on close of business on the one-year anniversary of such date, unless terminated prior thereto in accordance with the terms hereof. The term of this Agreement shall thereafter renew for successive one-year periods (each, an “Option Term”) unless either party shall provide written notice to the other party of its intention not to renew at least thirty (30) days prior to the end of the Initial Term or any Option Term. For purposes of this Agreement, “Term” shall mean the period beginning on the Commencement Date and ending upon the sooner of the last day of the Initial Term or any Option Term or the termination of the AGENT’s engagement hereunder for any reason.

3.	Duties. During the Term, the AGENT agrees to use its best efforts to promote and sell Products to customers on behalf of the Company. The AGENT shall at all times during the Term seek to enhance tie business interests of the Company by, among other things: (i) being conversant with the Products and knowledgeable about the business, operations and needs of customers, (ii) maintaining continuous contact with customers, (iii) ascertaining and communicating to the Company the needs and requirements of customers, (iv) assisting the Company in reasonably resolving any disputes that may arise with customers, and (v) otherwise providing the Company with such assistance relating to the sales to customers as may he reasonably requested by the Company from time to time. The AGENT shall perform its duties and responsibilities honestly, diligently, in good faith and to the best of its ability. The AGENT shall observe and comply with all of the rules, regulations, policies and procedures established by the Company from time to time arid all applicable laws, rules and regulations imposed by governmental and regulatory authorities from time to time.

4.	Compensation.

(a) As full compensation for the services hereunder and in consideration of the covenants set forth in Sections 9, 10 and 11 below, the Company shall pay to the AGENT a commission (the “Commission”) based upon the Company’s AGENT Commission Policy (the “Commission Policy”) as may be in effect from time to time. The Company’s Commission Policy as in effect as of the date hereof is summarized on Exhibit Aannexed hereto. The AGENT agrees and acknowledges that the Company shall have the right to change its Commission Policy at any time in its sole discretion, provided,however, that the Company shall provide the AGENT notice of any change in its Commission Policy at least thirty (30) days prior to the effective date of any such change. Commissions shall be payable monthly by the Company within thirty (30) days following the end of each calendar month based upon sales invoiced by the Company during the immediately preceding calendar month, but shall he subject to later adjustment in accordance with the Company’s Commission Policy. The Company shall provide the AGENT at the time of payment of any Commissions with a report setting forth the sales made to each customer on account of which a Commission is payable which were invoiced by the Company during the applicable calendar month and the Commission payable on account thereof.

(b) The AGENT agrees and acknowledges that all customers of the Company and all potential or prospective customers identified by the Company, which is in either case, assigned by the Company to the AGENT (each, a “Company Customer”) are and shall remain the sole and exclusive property of the Company with respect to sales of hardware only. The AGENT expressly understands and agrees that the Company may at any time in its sole discretion reassign any Company Customer from one AGENT to another AGENT, or to the Company itself with respect to sales of hardware only. Anything contained herein to the contrary notwithstanding, AGENT shall retain exclusive rights to sell business advisory, information technology and network services to its clients, and the Company shall not itself, nor permit any of its other AGENTs, to sell such services to AGENT’s clients.

(c) The Company shall have the sole and absolute right to establish sales prices, charges and other terms and conditions governing the sale of the Products. No obligation, contractor agreement shall be binding on the Company unless itis in writing and signed by a duly authorized officer of the Company. The Company retains the right in its sole discretion to accept, reject or modify army sales proposal, order or offer obtained by the AGENT for the sale of Products. The AGENT shall not accept or approve any sales proposal, order or offer or make any price quotations, delivery, performance or payment promises, or product representations or warranties, without the Company’s prior written approval. The Company shall retain the right to determine whether or not it will furnish such prior written approval; however, if the Company does provide such prior written approval, the Company will perform as promised. The Company has the right to make allowances and/or adjustments in invoice amounts and to return some or all of the invoice amounts to the customer.

(d) All invoices in connection with sales made by the AGENT shall be rendered by the Company directly to the customer. The Company shall have the exclusive authority and responsibility for collection of all amounts due from all customers. The AGENT shall upon the request of the Company provide reasonable assistance in the collection of all amounts due from customers. The AGENT shall hold in trust for and promptly forward to the Company any amounts in any form which the AGENT may collect or receive from any customers of the Company and hereby expressly waives any right of set-off or deduction which he may have against any such amounts.

(e) The AGENT agrees that all purchase orders to be filled under this Agreement will be issued by the AGENT’s customer directly to the Company. The Company will invoice the AGENT’s customers directly and the AGENT agrees that all payments will be remitted directly to the Company and all receivables from these invoices remain the property of the Company; provided, however; that AGENT shall have the right to audit all such invoices by the Company and remittances by AGENT’s customers to the Company; and provided, further, that when requested by the AGENT, the AGENT shall have the right to invoice AGENT’s customers itself, it being understood and agreed that the commission structure negotiated by and between AGENT and the Company shall reflect the level of support requited by the Company.

5.	Independent Contractor Status. The relationship between the Company and the AGENT is and shall for all purposes be that of art independent contractor. The AGENT is not, and shall not be, and no employee, representative or agent of the AGENT is or shall be, an employee of the Company for any purpose whatsoever (including state and federal taxes and workers’ compensation insurance) and the AGENT shall not, whether daring the Term or at any time thereafter, in any manner hold itself out to the public, or permit any employee, representative or agent, of the AGENT to hold himself or herself out to the public, as an employee of the Company. Except as set forth herein, the Company shall have no right to control or direct the details, manner or means by which the AGENT accomplishes the services to be performed hereunder. The AGENT shall establish its own working hours and other working conditions. Neither the AGENT nor any of its employees, agents or representatives shall receive any fringe benefits from the Company whatsoever, and the AGENT shall be responsible for all costs and expenses incurred by it and its employees, agents and representatives in connection with his Agreement. The Company will not, and the AGENT has requested that the Company not, withhold any monies for any state, local or federal taxing authorities from Commissions earned by AGENT pursuant to this Agreement. The Company shall prepare and file a Form 1099 with the Internal Revenue Service reporting the compensation paid to the AGENT and the AGENT shall be responsible for the payment of all withholdings, contributions and payroll taxes relating to its services. The parties specifically acknowledge that the AGENT may provide similar services for the benefit of other companies. The AGENT’s does not have any right, power or authority to enter into any contract or obligation, either express or implied, on behalf of, in the name of. or binding upon the Company, or to extend credit in the name or on behalf of the Company.

6.	Warranty. THE AGENT ACKNOWLEDGES THAT THE PRODUCTS AND SERVICES ARE PROVIDED “AS IS,” WHICH MEANS THAT THE COMPANY SHALL PASS ALONG TO AGENT AND AGENT’S CUSTOMERS ONLY THE MANUFACTURER’S WARRANTIES ON ALL PRODUCTS/SERVICES SOLD BY AGENT TO THE FULLEST EXTENT PERMITTED BY LAW, THE COMPANY MAKES NO ADDITIONAL REPRESENTATION OR WARRANTY, OF ANY KIND, WHATSOEVER, WITH RESPECT TO THE PRODUCTS OR THE SERVICE OR THE CONTENT OF ANY OF THE COMPANY’S WEB SITES (EACH, A “WEBSITE”) OR THE FUNCTIONS, MATERIALS, OR INFORMATION MADE ACCESSIBLE BY ANY WEB SITE, FOR ANY PRODUCT OR SERVICES OR ANY HYPERTEXT LINKS TO THIRD PARTIES OR FOR ANY BREACH OF SECURITY ASSOCIATED WITH THE TRANSMISSION OF SENSITIVE INFORMATION THROUGH ANY WEB SITE OR ANY LINKED SITE. FURTHER, THE COMPANY AND ITS SUBSIDIARIES AND AFFILIATES DISCLAIM ANY EXPRESS OR IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE COMPANY DOES NOT WARRANT THAT THE FUNCTIONS CONTAINED IN ANY WEB SITE OR THE PRODUCTS OR SERVICE, OR ANY MATERIAL OR CONTENT CONTAINED THEREIN, WILL BE UNINTERRUPTED OR ERROR FREE, THAT DEFECTS WILL BE CORRECTED. OR THAT ANY WEB SITE OR THE SERVER THAT MAKES IT AVAILABLE IS FREE OF VIRUSES OR HARMFUL COMPONENTS. NONE OF THE COMPANY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES SHALL BE LIABLE FOR THE USE OF THE PRODUCTS, THE SERVICE OR ANY WEB SITE, INCLUDING, WITHOUT LIMITATION, THE CONTENT THEREOF AND ANY ERRORS CONTAINED THEREIN.

     IN NO EVENT SHALL THE COMPANY, THE AGENT OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES BE LIABLE FOR ANY INDIRECT, PUNITIVE, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN ANY WAY RELATED TO THE USE, PERFORMANCE OR CONTENT OF THE PRODUCTS, THE SERVICE OR ANY WEB SITE, WHETHER BASED ON ANY THEORY OF CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, EVEN IF THE COMPANY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. BECAUSE SOME STATES AND JURISDICTIONS MAY NOT ALLOW THE EXCLUSION OR LIMITATION OF LIABILITY FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES, THE ABOVE LIMITATION MAY NOT APPLY.

7.	Indemnification. The Company and the AGENT shall indemnify, defend and hold each other and their respective officers, directors, shareholders, employees, representatives, agents, successors and assigns harmless from and against any and all claims, liabilities, actions, losses, costs, expenses (including attorneys’ fees and expenses) and damages arising from or relating to any action, or omission to act, of the other.

8.	Termination. Notwithstanding anything to the contrary contained in this Agreement, the parties shall have the right, in addition to any other rights and remedies which they may have, to terminate this Agreement and the engagement of the AGENT hereunder as follows:

(a) Termination Without Cause. Either party may terminate this Agreement and the AGENT’s engagement hereunder at any time upon thirty (30) days prior written notice to the other party.

(b) Termination For Cause. In the event that the Company or the AGENT (i) breaches any of the terms or conditions of this Agreement and such breach is not cured (if curable) within ten (10) days after written notice thereof is delivered to the other party, (ii) commits any dishonest, fraudulent or willfully negligent act with respect to the other party, (iii) is convicted of any misdemeanor involving dishonesty or moral turpitude or any felony, or (iv) commits any act which injures or could reasonably be expected to injure the reputation, business or business relationships of the other, then the notifying party shall have the right to immediately terminate this Agreement and the other party’s relationship with the notifying party hereunder by delivery of a written notice to the other party of such termination.

(c) Payments Upon Termination. In the event that the Company shall terminate this Agreement and the AGENT’s engagement hereunder other than pursuant to Section 8(b) above, the Company shall pay the AGENT Commissions in accordance with the Company’s then applicable Commission Policy on all sales made on or prior to the date of termination and when as the same would have been payable but for such termination. In the event that the Company rightfully terminates this Agreement pursuant to Section 8(b) above, the Company shall not be obligated to pay any Commissions to the AGENT after the date of termination except as may be otherwise agreed by the parties or determined by a court of law.

9.	Confidential Information. The AGENT recognizes and acknowledges that its employees, representatives and agents will have access to certain confidential and proprietary information about the Company, its affiliates and parties with whom the Company does business (collectively the “Confidential Information”), (including, without limitation, trade and specifications, know-how, prices, suppliers, customers, costs, strategies, financial and business prospects) and that such information constitutes valuable, special and unique property of the Company. The AGENT acknowledges that the Confidential Information is and shall remain the exclusive property of the Company. The AGENT agrees that it will not, and will cause its employees, representatives and agents not to, at any time (whether during the Term or at any time thereafter) disclose the Confidential Information to anyone outside the parties to this Agreement, or utilize such Confidential Information for its or his own benefit or the benefit of any third parties without the prior written consent of the Company. The AGENT agrees that the foregoing restrictions shall apply whether or not such information is marked “Confidential”. The AGENT shall be responsible and liable for any breach of the provisions of this Section 9 by any employee, representative or agent of the AGENT. The Company acknowledges that the term “Confidential Information” shall not include information which (i) was known by the AGENT prior to disclosure by or on behalf of the Company, its affiliates or parties with whom the Company does business; (ii) becomes available to the AGENT from a source other than the Company, its affiliates or parties with whom the Company does business that is not bound by a duty of confidentiality to the Company, its affiliates or such other parties; or (iii) becomes generally available or known in the industry other than as a result of its disclosure by the AGENT or any of its employees, representatives or agents become legally obligated to disclose any Confidential Information other than to the Company, he or it will provide the Company with prompt notice thereof so that the Company may seek a protective order or other appropriate remedy and the AGENT will cooperate with and assist the Company in securing such protective order or other remedy. In the event that such protective order is not obtained, or that the Company waives compliance with the provisions of this Section to permit a particular disclosure, the AGENT, or its employee, representative or agent, as applicable, will furnish only that portion of the Confidential Information which he or it is legally required to disclose. The AGENT further agrees that all memoranda, disks, files, notes, records or other documents which contain Confidential Information, whether in electronic form or hard copy. and whether created by the AGENT or others, which come into the possession of the AGENT or an of its employees, agents or representatives, shall be and remain the exclusive property of the Company to be used by the AGENT only in the performance of its obligations hereunder, and shall be delivered by it to the Company together with any copies thereof upon the termination of this Agreement or at any other time upon the request of the Company. The AGENT also agrees to execute, and to cause its employees, representatives or agents to execute, such confidentiality agreements that the Board of Directors of the Company may adopt, and modify from time to time, as a standard form to be executed by AGENTs or representatives of the Company. Also, the Company recognizes and acknowledges that it will have access to certain confidential and proprietary information about the AGENT, its affiliates and parties with whom the AGENT does business (collectively, the “AGENT Confidential Information”) and that such information constitutes valuable, special and unique property of the AGENT. The Company acknowledges that the AGENT Confidential Information is and shall remain the exclusive property of the AGENT. The Company agrees that it will not at any time (whether during the Term or at any time thereafter) disclose the Confidential Information to anyone outside the AGENT, or utilize such Confidential Information for its own benefit or the benefit of any third parties without the prior written consent of the AGENT. The Company agrees that the foregoing restrictions shall apply whether or not such information is marked “Confidential”. The AGENT acknowledges that the [term “AGENT Confidential Information” shall not include information which (i) was known by the Company prior to disclosure by or on behalf of the AGENT, its affiliates or parties with whom the AGENT does business, (ii) becomes available to the Company from a source other than the AGENT its affiliates or parties with whom the AGENT does business that is not bound by a duty of confidentiality to the AGENT, its affiliates or such other parties, or (iii) becomes generally available or known in the industry other than as a result of its disclosure by the Company. In the event that the Company becomes legally obligated to disclose any AGENT Confidential Information other than to the AGENT, it will provide the AGENT with prompt notice thereof so that the AGENT may seek a protective order or other appropriate remedy and the Company will cooperate with and assist the AGENT in securing such protective order or other remedy. In the event that such protective order is not obtained, or that the AGENT waives compliance with the provisions of this Section to permit a particular disclosure, the Company will furnish only that portion of the AGENT Confidential Information which it is legally required to disclose. The Company further agrees that all memoranda, disks, files, notes, records or other documents which contain AGENT Confidential Information, whether in electronic form or hard copy, and whether created by the Company or others, which come into its possession, shall be and remain the exclusive property of the AGENT to be used by the Company only in the performance of its obligations hereunder, and shall be delivered by it to the AGENT together with any copies thereof upon the termination of this Agreement or at any other time upon the request of the AGENT.

10.	Non-Solicitation of Customers. The AGENT acknowledges that the Company engages in a competitive business, the AGENT’s services and responsibilities are unique in character and are of particular significance to the Company, and the AGENT’s relationship with the Company will place it in a position of confidence and trust with customers of the Company. The AGENT consequently agrees that it is reasonable and necessary for the protection of the Company and its goodwill and business that the AGENT makes the commitments set forth herein. The AGENT therefore agrees that during the Term and for a period of one (1) year thereafter (the ‘Restricted Period”), it will not attempt in any manner to solicit or sell to any Company Customer any Products of the type marketed or sold by the Company during the Term or any products substantially similar to or competitive with such Products; provided, however, this restriction shall in no way restrict AGENT from selling to or soliciting services business from any such Company Customers during the Restricted Period or otherwise, nor shall such restriction apply to sales to or solicitations by AGENT of clients or prospective clients not first introduced by Company to AGENT.

11.	Non-Solicitation of Employees. The AGENT and the Company agree that they will not during the Restricted Period, directly or indirectly, employ or permit any company or business directly or indirectly controlled by it to employ, any person who is, or at any time during the preceding twelve (12) month period, was an employee of the Company or the AGENT or any of their respective affiliates, or induce or persuade or seek to induce or persuade any such person to leave his employment with the Company or the AGENT or any of their respective affiliates.

12.	Enforceability of Restrictive Covenants. The AGENT and the Company hereby acknowledge that the restrictions on their activities contained in Sections 9, 10 and 11 are necessary for the reasonable protection of the Company and the AGENT and are a material inducement to the Company and the AGENT entering into this Agreement. The AGENT and the Company further acknowledge that a breach of any such provisions would cause irreparable harm to the Company and the AGENT for which there is no adequate remedy at law. The AGENT and the Company agree that in the event of the breach of any provision contained in Sections 9, 10 and 11 of this Agreement, the Company and the AGENT shall have the right, in addition to any other rights or remedies they may have, to seek injunctive relief without having to post bond or other security and without having to prove special damages or the inadequacy of the available remedies at law. The parties acknowledge that (a) the time, scope, geographic area and other provisions contained in Sections 9, 10 and 11 are reasonable and necessary to protect the goodwill and business of the Company and the AGENT, (b) as art internet-based business, the customers of the Company and the AGENT may be serviced from any location and accordingly it is reasonable that the covenants set forth herein are not limited by narrow geographic area, and (c) the restriction of the AGENT’s ability to solicit customers will not prevent it from conducting its business. If any covenant contained in Sections 9, 10 and 11 is held to be unenforceable by reason of the time, scope or geographic area covered thereby, such covenant shall be interpreted to extend the maximum time, scope or geographic area for which it may be enforced as determined by a court making such determination, and such covenant shall only apply in its reduced form of the operation of such covenant in the particular jurisdiction in which such adjudication is made in the event that the Company or the AGENT shall bring any action, suit or proceeding against one another for the enforcement of this Agreement, the calculation of the Restricted Period shall not include the period of time commencing with the filing of the action, suit or proceeding to enforce this Agreement through the date of the final judgment or final resolution (including all appeals, if any) of such action, suit or proceeding. The existence of any claim for cause of action by one party against the other or any of its affiliates predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by either party of any provision of Sections 9, 10 and 11.

13.	Conflict. The parties hereto hereby represent and warrant to each other that the execution and delivery of this Agreement by it and the performance by it of its duties hereunder, shall not constitute a default, breach or violation of any understanding, contract or commitment, written or oral, express or implied, to which the such party is a party or to which it is or may be bound. The parties hereby agree to indemnify and hold each other harmless from and against any and all claims, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred by the other in connection with any default, breach or violation by the other party of any such understanding, contract or commitment.

14.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns, except that neither party may assign any of us rights or delegate any of its duties hereunder and may not appoint any sub-representative or use any other independent sales agent to sell Products without the express prior written consent of the other party.

15.	Entire Agreement. This Agreement constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

16.	Amendment. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of such amendment, supplement or modification is sought.

17.	Survival. The provisions of Sections 4(a), 4(b), 4(d), 5, 6, 7, 8(c) and 9 through 25 shall survive the termination or expiration of this Agreement

18.	Notices. Any notice, request or other document required or permitted to be given under this Agreement shall he in writing and shall he deemed given (a) upon delivery, if delivered by hand, (b) three days after the date of deposit in the mail, postage prepaid, if mailed by U.S. certified or registered mail or (c) on the next business day, it sent by prepaid overnight courier service, in each case, addressed as follows:

if to the AGENT, to the address
set forth below its name on the signature page hereto.

If to the Company, to:

MoreDirect, Inc.
7300 N. Federal Highway, Suite 200
Boca Raton, FL 33487
Attention: President

Any party may change the address to which notice shall be sent by giving notice of such change of address to the other parties in the manner provided above.

19.	Waivers. The failure or delay of any party to enforce any provision of this Agreement shall in no way affect the right of such party to enforce the same or any other provision of this Agreement. The waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver by such party of any succeeding breach of such provisions or a waiver by such party of a breach of any other provision. The granting of any consent or approval by any party in any one instance shall not he construed to waive or limit the need for such consent or approval in any other or subsequent instance.

20.	Governing Law. This Agreement shall be construed in accordance with the laws of the State of Florida applicable to contracts executed and to be wholly performed within such State. The parties to this Agreement agree that any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof shall be brought in the courts of Palm Beach County, Florida or in the U.S. District Court for the Southern District of Florida. Each party hereby (a) irrevocably accepts the exclusive personal jurisdiction of such courts for the purpose of any action, suit or proceeding arising out of or relating to this Agreement, (b) irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in such courts, and (c) irrevocably waives any claim that any action, suit or proceeding brought in any such court is brought in an inconvenient forum. Each party further agrees that service of process, summons, notice or document by U.S. registered mail in accordance with this Agreement shall be effective service of process for any action, suit or proceeding brought against a party in any such court of competent jurisdiction.

21.

Severability.  If any term or provision of this Agreement shall be determined by a court of competent jurisdiction to be illegal, invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain enforceable and the invalid, illegal or unenforceable provisions shall be modified so as to be valid and enforceable and shall be enforced.

22.	Section Headings. Section headings are included in this Agreement for convenience of reference only, and shall in no way affect the meaning or interpretation of this Agreement.

23.	Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

24.	Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays, provided, however, if the final day of any lime period falls on a Saturday, Sunday or holiday on which federal banks in the United States are or may elect to be closed, then the final day should be deemed the next day which is not a Saturday, Sunday or such holiday.

25.	Attorney’s Fees. In any action brought to enforce any provision of Sections 9, 10. 11 or 12 of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs from the other party to the action or proceeding. For purposes of this Agreement, the “prevailing party” shall be deemed to be that party who obtains substantially the result sought, whether by settlement, mediation, judgment or otherwise, and “attorneys’ fees” shall include, without limitation, the actual attorneys’ fees incurred in retaining counsel for advice, negotiations, suit or other legal proceeding, including mediation and arbitration.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

MOREDIRECT, INC. By: /s/ SCOTT MODIST —————————————— Scott Modist Vice President/CFO

ALPHANET SOLUTIONS, INC. By: /s/ VINCE TINEBRA —————————————— Vince Tinebra President & COO

EXHIBIT A

MOREDIRECT, INC.

AGENT COMMISSION POLICY

     MoreDirect, Inc. (the “Company”) shall pay a commission (the “Commission”)to AlphaNet. a commission-based agent of the Company (“AGENT”), based on the Gross Profits (as defined below) earned by the Company during each calendar month on account of Commissionable Sales (as defined below) which result either directly and exclusively from the AGENTs efforts or from the efforts of the Agent’s assigned Company representative. For the purposes of this agreement, Commissionable sales are defined as one of two distinct categories, which will be subject to two different commission percentages as follows. 1) Sales made by the Company to Commissionable Customers where the AGENT solicits the order, initiates and prepares the quote. and secures the purchase order, the AGENT’s commission shall be 15% (Fifteen Percent) of the Gross Profit, or 2) sales made by the Company to Commissionable Customers where the Company assists in the quoting process or securing of the purchase order, the AGENT’s commission shall be 5% (Five Percent) of the Gross Profit.

For purposes hereof, (i) “Commissionable Customer” shall mean and include any prospective customer identified by the AGENT which has not previously been a customer of the Company through the AGENT (each, an “AGENT Customer”); (ii) “Commissionable Sales” shall mean sales of computer hardware, software and related technology products offered for sale by the Company which are made to the “Agent Customer” and (iii) “Gross Profits” on Commissionable Sales for any Calendar month shall mean all amounts invoiced by the Company during such month on account of Commissionable Sales made by AGENT less the sum of (a) any direct or indirect costs incurred by the Company in connection with such sales (including, without limitation, the cost of goods sold and any related shipping and handling charges), (b) any sales returns, allowances or discounts with respect to Commissionable Sales (whether such Commissionable Sales were made during that month or any prior month), and (c) any taxes, duties or other fees payable by the Company with respect to Commissionable Sales (whether such Commissionable Sales were made during that month or any prior month.

     In the event that: (i) the Company is unable, for any reason, to collect all or any portion of the amount invoiced on account of any Commissionable Sale, (ii) the Company deems it advisable in its sole and absolute discretion to retrain from collecting all or any portion of the amount invoiced on account of any Commissionable Sale, (iii) the Company believes in its sole and absolute discretion that all or any portion of an amount invoiced on account of any Commissionable Sale may be uncollectable or otherwise credited or returned to the Commissionable Customer, or (iv) the Company for any reason returns or otherwise credits to the Commissionable Customer all or any portion of an amount invoiced on account of any Commissionable Sale, and, with respect to any such invoiced amounts set forth in clause (i) through (v) above, the, AGENT was previously paid a Commission, then, at the Company’s election, the Company may either set off the Commission paid on account of any such Commissionable Sales against future Commissions earned hereunder or the AGENT shall promptly repay the Commission paid on account of any such Commissionable Sales to the Company; it being expressly understood and agreed that in no event shall AGENT’S liability to Company for uncollected receivables, returns or credits exceed the Commission actually paid by Company to AGENT in respect of the affected sale.

21.	Severability. If any term or provision of this Agreement shall be determined by a court of competent jurisdiction to be illegal, invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain enforceable and the invalid, illegal or unenforceable provisions shall be modified so as to be valid and enforceable and shall he enforced.

22.	Headings. Section headings are included in this Agreement for convenience of reference only, and shall in no way affect the meaning or interpretation of this Agreement.

23.	Counterparts. This Agreement may be executed in two or more counterparts each of which shall he deemed an original, but all of which taken together shall constitute one and the same instrument.

24.	Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays, provided, however, if the final day of any lime period falls on a Saturday, Sunday or holiday on which federal banks in the United States are or may elect to be closed, then the final day should be deemed the next day which is not a Saturday, Sunday or such holiday.

25.	Attorney’s Fees. In any action brought to enforce any provision of Sections 9, 10. 11 or 12 of this Agreement, the prevailing party shall he entitled to recover reasonable attorneys’ fees and costs from the other party to the action or proceeding. For purposes of this Agreement, the “prevailing party” shall be deemed to be that party who obtains substantially the result sought, whether by settlement, mediation, judgment or otherwise, and “attorneys’ fees” shall include, without limitation, the actual attorneys’ fees incurred in retaining counsel for advice, negotiations, suit or other legal proceeding, including mediation and arbitration.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

MOREDIRECT, INC. By: /s/ SCOTT MODIST —————————————— Scott Modist Vice President/CFO

ALPHANET SOLUTIONS, INC. By: /s/ VINCE TINEBRA —————————————— Vince Tinebra President & COO